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                                                                   EXHIBIT 23.13


To: NextLevel Systems, Inc.
   CommScope, Inc.
   General Instrument Corporation

I hereby consent to the references to my name in the Registration Statement for Common Stock of NextLevel Systems, Inc. and CommScope, Inc. and the Proxy Statement for General Instrument Corporation, as a person who will become a director of NextLevel Systems, Inc.

                                        /s/ Alex M. Mandl


Dated: June 12, 1997